State of Delaware
Secretary of State
Division of Corporations
Delivered 01:49 PM 01/29/2020
FILED 01:49 PM 01/29/2020
SR 20200642734 - File Number 5293002

CERTIFICATE OF DESIGNATION
of
SERIES A CONVERTIBLE PREFERRED STOCK for ALPHA INVESTMENT INC.

The undersigned, Todd C. Buxton, being the duly elected Secretary and Executive Officer of Alpha Investment Inc., a Delaware corporation (the "Corporation"), hereby certifies the following:

Relating to Preferred Stock. The Board of Directors (the "Board") is authorized, without shareholder approval, subject to the limitations prescribed by law and the provisions of the Company's Articles of Incorporation, to provide for the issuance of the shares of Preferred Stock in accordance with TITLE 8 CHAPTER 1., Subchapter V. Code of the Delaware GENERAL CORPORATION LAW, in one or more series, and by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualification, limitations or restrictions thereof.

Pursuant to Subchapter V of the Delaware Corporation Law, and Article IV of the Company's Articles of Incorporation, the following shall constitute the designation of the Company's Series A Preferred Stock:

(a) Designation of Series A Preferred Stock. The Board of Directors of the Company has designated 100,000 authorized shares of preferred stock as Series A Preferred Stock having the following rights, preferences, privileges, and restrictions:

(i) Each share of Series A Preferred Stock shall have a Par Value of $15.00 per share with no voting rights and shall not vote together with holders of the Company's common stock on all matters upon which common stockholders may vote;

(ii) Shares of Series A Preferred Stock **shall not** entitle the holder(s) thereof to receive dividends, whether in cash, property, or in securities of the Company;

(iii) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking higher to the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation if any, shall be distributed ratably to the holders of the Corporation's Common Stock;

(iv) Each share of Series A Preferred Stock shall be convertible within 1-yr from issuance into the number of shares of the Corporation's common stock equal to two (2) shares; and at such time the redemption by the Corporation is equivocated;

(v) The initial price of each share of Series A Preferred Stock shall be $15.00 per share, and will be periodically adjusted from time to time at the sole discretion of the Board of Directors, until such time as a listed secondary and/or listed public market develops for the shares. Provided however, that all such periodic adjustments remain consistent with relevant federal and state statutes governing the offering of such shares;

(vi) At any time after the first 180 days anniversary of the original issue date of the Preferred Shares, the Company shall have the right, but not the obligation, to redeem, out of funds legally available therefor, all (but not less than all) of the outstanding Preferred Shares.

The Company shall redeem the Preferred Shares by paying in cash, common stock, and or a combination of both an amount per share equal to the Par Value for such Preferred Shares. On the 12th month anniversary of the original issue date, the Company shall have the obligation to redeem, out of funds legally available therefor, all outstanding Preferred Shares at a price per share equal to the Par Value for such Shares.

(vii) Shares of Series A Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio established in Section (iv) prior to the reverse split. The conversion rate of shares of Series A Preferred Stock, however would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

This Certificate of Designation to the Articles of Incorporation was approved by the board of directors of the Company in a meeting duly held "), in accordance with Subchapter V of the Delaware Corporation Law, and Article IV of the Company's Articles of Incorporation

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation to the Articles of Incorporation as of this 29th day of January 2020.

ALPHA INVESTMENT INC.

Todd C. Buxton, Secretary